Filed by the Registrant ☒

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Stone Harbor Emerging Markets Income Fund

Stone Harbor Emerging Markets Total Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 13, 2022

DEAR FELLOW SHAREHOLDER:

I am pleased to inform you that since my last letter regarding the Joint Special Meeting of Shareholders of Stone Harbor Emerging Markets Income Fund and Stone Harbor Emerging Markets Total Income Fund (the “Funds”), scheduled to be held on January 27, 2022, we have received strong support for the meeting agenda proposals.

There is less than two weeks until the joint special meeting. Please join your fellow shareholders by taking a few moments to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

Vote by Phone by calling 1-888-498-2627 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed proxy card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed proxy card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed proxy card and returning it in the enclosed prepaid return envelope.

You may receive a call from our proxy solicitor, Di Costa Partners (“DCP”). They can answer questions you have regarding the proxy and can take your vote over the phone. You can also call DCP at 1-888-498-2627 if you have any questions regarding the proxy.

Thank you in advance for your vote,

PETER J. WILBY
PRESIDENT

SHIP – RS